Boise Cascade	Exhibit 99.1
1111 West Jefferson Street Ste 300 PO Box 50 Boise, ID 83728

News Release

Investor Relations Contact - Wayne Rancourt 208 384 6073	Media Contact - John Sahlberg 208 384 6451

For Immediate Release: February 26, 2018
Boise Cascade Company Reports Fourth Quarter Results
BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported fourth quarter net income of $19.1 million, or $0.49 per share, on sales of $1.1 billion. For the full year 2017, Boise Cascade reported net income of $83.0 million, or $2.12 per share, on sales of $4.4 billion. Fourth quarter and full year results for 2017 include an $8.1 million, or $0.21 per share, income tax benefit associated with the effects of the Tax Cuts and Jobs Act. See 'Income Taxes' below for further information. For 2016 comparative period results, see the table below, as well as 'Other Items Impacting 2016 Results.'

Fourth Quarter and Year End 2017 Highlights

	4Q 2017	4Q 2016	% change	2017	2016	% change

	(in thousands, except per-share data and percentages)

Consolidated Results
Sales	$1,091,965	$919,533	19%	$4,431,991	$3,911,215	13%
Net income	19,122	4,095	367%	82,957	38,254	117%
Net income per common share - diluted	0.49	0.11	345%	2.12	0.98	116%
Adjusted EBITDA [1]	43,939	16,530	166%	222,252	152,544	46%

Segment Results
Wood Products sales	$330,906	$289,672	14%	$1,373,760	$1,280,415	7%
Wood Products income (loss)	6,819	(7,829)	N/M	53,629	25,929	107%
Wood Products EBITDA [1]	24,182	7,664	216%	116,744	83,450	40%

Building Materials Distribution sales	931,775	770,885	21%	3,773,810	3,227,207	17%
Building Materials Distribution income	22,907	15,454	48%	116,760	84,359	38%
Building Materials Distribution EBITDA [1]	26,919	19,113	41%	132,264	98,121	35%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

In the fourth quarter 2017, total U.S. housing starts were flat compared to the same period last year. Consistent with the trend in 2017, fourth quarter single-family starts increased from the comparative period, growing by 7%, whereas multi-family starts decreased by 13%. Single-family residential construction is the primary demand driver of our sales. For the full year 2017, total U.S. housing starts improved 2% compared to 2016, driven by an approximate 9% increase in single-family starts, offset by an approximate 10% decrease in multi-family starts.

“Our distribution business closed out 2017 with another strong quarter of revenue and earnings growth. In 2017, the team in BMD far exceeded their previous annual revenue and earnings records. Very strong plywood pricing and favorable sales prices and volumes for our engineered wood products compared to those in last year’s fourth quarter combined to drive substantial improvement in our Wood Products earnings,” commented Tom Corrick, CEO. “We were successful in improving our free cash flow generation and balance sheet during 2017 and are very well positioned to take advantage of the continued recovery in single-family residential construction as 2018 progresses.”

Wood Products

Wood Products sales, including sales to Building Materials Distribution (BMD), increased $41.2 million, or 14%, to $330.9 million for the three months ended December 31, 2017, from $289.7 million for the three months ended December 31, 2016. The increase in sales was driven primarily by increases in plywood and lumber sales prices and increases in LVL and I-joist (collectively EWP) sales volumes. In addition, sales prices of LVL and I-joists increased. These increases were offset partially by a decrease in plywood sales volumes. Wood Products segment income increased $14.6 million to income of $6.8 million for the three months ended December 31, 2017, from a loss of $7.8 million for the three months ended December 31, 2016. The improvement in segment income was due primarily to higher sales prices of plywood, EWP, and lumber. These improvements were offset partially by higher oriented strand board (OSB) costs used in the manufacture of I-joists, as well as higher per-unit conversion costs.

For the year ended December 31, 2017, sales, including sales to BMD, increased $93.3 million, or 7%, to $1,373.8 million from $1,280.4 million for the year ended December 31, 2016. The increase in sales was driven primarily by higher sales prices for plywood and lumber, as well as higher sales volumes of LVL and I-joists. An increase in sales prices for both LVL and I-joists also contributed to the improved sales. These increases were offset by decreases in plywood and lumber sales volumes. We have shifted a higher proportion of our internally produced veneer into EWP, resulting in the decline in plywood production and sales volumes. Wood Products segment income increased $27.7 million to $53.6 million for the year ended December 31, 2017, from $25.9 million for the year ended December 31, 2016. The increase in segment income was due primarily to higher plywood, lumber, and EWP sales prices. In addition, the year ended December 31, 2016, included $3.6 million of acquisition-related expenses. These improvements were offset partially by higher OSB costs used in the manufacture of I-joists, as well as higher per-unit conversion costs. In addition, depreciation and amortization expense increased $5.6 million due primarily to the acquisition of two EWP facilities on March 31, 2016, and other capital expenditures.

Comparative average net selling prices and sales volume changes for EWP, plywood, and lumber are as follows:

	4Q 2017 vs. 4Q 2016	2017 vs. 2016

Average Net Selling Prices
LVL	3%	1%
I-joists	4%	1%
Plywood	26%	15%
Lumber	12%	14%
Sales Volumes
LVL	8%	6%
I-joists	6%	4%
Plywood	(5)%	(3)%
Lumber	(3)%	(8)%

Building Materials Distribution

Sales increased $160.9 million, or 21%, to $931.8 million for the three months ended December 31, 2017, from $770.9 million for the three months ended December 31, 2016. Compared with the same quarter in the prior year, the overall increase in sales was driven by sales price and sales volume increases of 14% and 7%, respectively. By product line, commodity sales increased 30%, general line product sales increased 9%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 20%. BMD segment income increased $7.5 million to $22.9 million for the three months ended December 31, 2017, from $15.5 million in the comparative prior year quarter, driven primarily by a higher gross margin of $17.9 million generated from a sales increase of 21%. The increase in gross margin was offset partially by higher selling and distribution expenses and general and administrative expenses.

For the year ended December 31, 2017, sales increased $546.6 million, or 17%, to $3,773.8 million from $3,227.2 million for the year ended December 31, 2016. The increase in sales was driven by sales price and sales volume increases of 9% and 8%, respectively. By product line, commodity sales increased 20%, general line product sales increased 11%, and sales of EWP (substantially all of which is sourced through our Wood Products segment) increased 20%. BMD segment income increased $32.4 million to $116.8 million for the year ended December 31, 2017, from $84.4 million for the year ended December 31, 2016. The increase in segment income was driven primarily by a higher gross margin of $65.1 million generated from a sales increase of 17%. This improvement was offset partially by increased selling and distribution expenses and general and administrative expenses.

Income Taxes

Fourth quarter and full year net income includes an $8.1 million income tax benefit associated with the remeasurement of our deferred tax assets and liabilities at the new federal corporate income tax rate of 21% as of December 22, 2017 (date of enactment of the Tax Cuts and Jobs Act). The most significant impact to our financial statements is the reduction of the corporate federal income tax rate from 35% to 21%. Other relevant provisions which may impact our financial statements in the future include, but are not limited to, the elimination of the production activities deduction, limitations on the deductibility of certain executive compensation, bonus depreciation to allow immediate expensing of qualified property, and limitations on deductible interest expense.

Other Items Impacting 2016 Results

For the fourth quarter 2016, the Company's financial results include after-tax losses associated with the early extinguishment of debt and voluntary lump-sum payments to pension plan participants of $3.0 million and $2.4 million, respectively. In addition, the Company's financial results include an $8.5 million income tax benefit primarily associated with the reversal of valuation allowances on foreign deferred tax assets, net of other tax adjustments. Collectively, these items resulted in a net $3.1 million after-tax gain, or $0.08 per share impact on fourth quarter 2016. For the year ended December 31, 2016, these items amounted to an after-tax loss of $2.8 million, or $0.07 per share, as the Company recorded an additional $5.9 million after-tax loss on the early extinguishment of debt during third quarter 2016.

Balance Sheet

Boise Cascade ended 2017 with $177.1 million of cash and cash equivalents and $379.8 million of undrawn committed bank line availability, for total available liquidity of $556.9 million. The Company had $438.3 million of outstanding debt at December 31, 2017.

Dividends

On November 14, 2017, the Company announced that our board of directors approved a dividend policy to pay quarterly cash dividends to holders of our common stock. The Company also declared an initial dividend of $0.07 per share of our common stock, paid on December 15, 2017, to stockholders of record on November 27, 2017. As such, the Company paid $2.7 million in dividends to shareholders for the year ended December 31, 2017.

On February 7, 2018, the Company declared a dividend of $0.07 per share of its common stock, payable on March 15, 2018, to stockholders of record on March 1, 2018.

Outlook

As in recent years, we expect to continue to experience modest demand growth for the products we manufacture and distribute in 2018. Total housing starts in the U.S. continue to show modest improvement, with single-family starts growth offsetting weakness in multi-family starts in 2017. The February 2018 Blue Chip consensus forecast for 2018 reflects 1.28 million total U.S. housing starts, a 7% expected increase from 2017 levels. We remain optimistic that the improvement in demand for our products will continue as household formation rates and residential construction continue to recover. We will continue to manage our production levels to our sales demand, which will likely result in operating some of our facilities below their capacity until demand further improves. Future commodity product pricing and commodity input costs could be volatile in response to industry operating rates, net import and export activity, the North American softwood lumber trade dispute, inventory levels in various distribution channels, and seasonal demand patterns.

We have successfully grown revenues and earnings in our distribution business as residential construction has recovered in the U.S. over the last several years. As we consider potential acquisitions, much of our activity is focused on adding to our distribution capabilities.

We expect our capital spending, excluding acquisitions, to be $75-$85 million during 2018.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call on Monday, February 26, at 11 a.m. Eastern, to review the Company's fourth quarter and year-end results.

You can join the webcast through the Company's website by going to www.bc.com and clicking on the Event Calendar link under the Investor Relations heading. Please go to the website at least 15 minutes before the start of the webcast to register. To join the conference call, dial 844-795-4410 (international callers should dial 661-378-9637), participant passcode 8365486, at least 10 minutes before the start of the call.

The archived webcast will be available in the Investor Relations section of the Company's website. A replay of the conference call will be available from Monday, February 26, at 2 p.m. Eastern through Monday, March 5, at 11 p.m. Eastern. Replay numbers are 855-859-2056 for U.S. callers and 404-537-3406 for international callers, and the passcode will be 8365486.

Basis of Presentation

As of January 1, 2017, we operate our business using two reportable segments: Wood Products and Building Materials Distribution. Prior to January 1, 2017, we operated our business using three reportable segments: Wood Products, Building Materials Distribution, and Corporate and Other. This change is based on Corporate and Other no longer earning revenue as of January 1, 2017, and thus no longer meeting the definition of a reportable segment. Corporate results are now presented as reconciling items to arrive at total net sales and operating income. Corresponding information for the quarter and year ended December 31, 2016 has been revised to conform with current presentation.

We refer to the terms EBITDA and Adjusted EBITDA in this earnings release as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States ("GAAP"). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt.

We believe EBITDA and Adjusted EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA and Adjusted EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA and Adjusted EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This press release includes statements about our expectations of future operational and financial performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties, and assumptions that could cause our actual results to differ materially from those projected, including, but not limited to, prices for building products, commodity input costs, the effect of general economic conditions, mortgage rates and availability, housing demand, housing vacancy rates, governmental regulations, unforeseen production disruptions, as well as natural disasters. These and other factors that could cause actual results to differ materially from such forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data)

	Three Months Ended			Year Ended
	December 31		September 30, 2017	December 31
	2017	2016		2017	2016

Sales	$1,091,965	$919,533	$1,226,644	$4,431,991	$3,911,215

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	946,894	812,073	1,045,772	3,819,659	3,398,433
Depreciation and amortization	21,748	19,598	19,686	80,379	72,847
Selling and distribution expenses	83,754	75,875	87,564	327,355	300,797
General and administrative expenses	17,455	14,554	16,476	63,068	60,585
Other (income) expense, net	512	434	1,138	377	(1,025)
	1,070,363	922,534	1,170,636	4,290,838	3,831,637

Income (loss) from operations	21,602	(3,001)	56,008	141,153	79,578

Foreign currency exchange gain (loss)	589	(67)	90	720	119
Interest expense	(6,220)	(7,328)	(6,295)	(25,370)	(26,692)
Interest income	293	154	167	547	390
Change in fair value of interest rate swaps	1,000	4,975	(33)	538	4,210
Loss on extinguishment of debt	—	(4,779)	—	—	(14,304)
	(4,338)	(7,045)	(6,071)	(23,565)	(36,277)

Income (loss) before income taxes	17,264	(10,046)	49,937	117,588	43,301
Income tax (provision) benefit	1,858	14,141	(18,276)	(34,631)	(5,047)
Net income	$19,122	$4,095	$31,661	$82,957	$38,254

Weighted average common shares outstanding:
Basic	38,688	38,565	38,660	38,623	38,761
Diluted	39,351	38,942	39,139	39,074	38,925

Net income per common share:
Basic	$0.49	$0.11	$0.82	$2.15	$0.99
Diluted	$0.49	$0.11	$0.81	$2.12	$0.98

See accompanying summary notes to consolidated financial statements and segment information.

Wood Products Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2017	December 31
	2017	2016		2017	2016

Segment sales	$330,906	$289,672	$366,920	$1,373,760	$1,280,415

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	293,780	270,730	315,421	1,211,537	1,151,142
Depreciation and amortization	17,363	15,493	15,337	63,115	57,521
Selling and distribution expenses	8,381	7,968	7,580	31,260	31,045
General and administrative expenses	3,991	2,902	3,408	13,482	15,151
Other (income) expense, net	572	408	1,147	737	(373)
	324,087	297,501	342,893	1,320,131	1,254,486

Segment income (loss)	$6,819	$(7,829)	$24,027	$53,629	$25,929

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.8%	93.5%	86.0%	88.2%	89.9%
Depreciation and amortization	5.2%	5.3%	4.2%	4.6%	4.5%
Selling and distribution expenses	2.5%	2.8%	2.1%	2.3%	2.4%
General and administrative expenses	1.2%	1.0%	0.9%	1.0%	1.2%
Other (income) expense, net	0.2%	0.1%	0.3%	0.1%	—%
	97.9%	102.7%	93.5%	96.1%	98.0%

Segment income (loss)	2.1%	(2.7%)	6.5%	3.9%	2.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31		September 30, 2017	December 31
	2017	2016		2017	2016

Segment sales	$931,775	$770,885	$1,045,646	$3,773,810	$3,227,207

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	823,645	680,670	916,340	3,323,633	2,842,126
Depreciation and amortization	4,012	3,659	3,910	15,504	13,762
Selling and distribution expenses	75,234	66,089	79,846	295,576	267,402
General and administrative expenses	6,039	4,999	6,189	22,769	20,309
Other (income) expense, net	(62)	14	(18)	(432)	(751)
	908,868	755,431	1,006,267	3,657,050	3,142,848

Segment income	$22,907	$15,454	$39,379	$116,760	$84,359

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	88.4%	88.3%	87.6%	88.1%	88.1%
Depreciation and amortization	0.4%	0.5%	0.4%	0.4%	0.4%
Selling and distribution expenses	8.1%	8.6%	7.6%	7.8%	8.3%
General and administrative expenses	0.6%	0.6%	0.6%	0.6%	0.6%
Other (income) expense, net	—%	—%	—%	—%	—%
	97.5%	98.0%	96.2%	96.9%	97.4%

Segment income	2.5%	2.0%	3.8%	3.1%	2.6%

Segment Information
(in thousands)

	Three Months Ended			Year Ended
	December 31		September 30, 2017	December 31
	2017	2016		2017	2016
Segment sales
Wood Products	$330,906	$289,672	$366,920	$1,373,760	$1,280,415
Building Materials Distribution	931,775	770,885	1,045,646	3,773,810	3,227,207
Intersegment eliminations and other	(170,716)	(141,024)	(185,922)	(715,579)	(596,407)
Total net sales	$1,091,965	$919,533	$1,226,644	$4,431,991	$3,911,215

Segment income (loss)
Wood Products	$6,819	$(7,829)	$24,027	$53,629	$25,929
Building Materials Distribution	22,907	15,454	39,379	116,760	84,359
Total segment income	29,726	7,625	63,406	170,389	110,288
Unallocated corporate	(8,124)	(10,626)	(7,398)	(29,236)	(30,710)
Income (loss) from operations	$21,602	$(3,001)	$56,008	$141,153	$79,578

Segment EBITDA (a)
Wood Products	$24,182	$7,664	$39,364	$116,744	$83,450
Building Materials Distribution	26,919	19,113	43,289	132,264	98,121

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands)

	December 31
	2017	2016
ASSETS

Current
Cash and cash equivalents	$177,140	$103,978
Receivables
Trade, less allowances of $945 and $1,459	246,452	199,191
Related parties	345	506
Other	9,380	10,952
Inventories	476,673	433,451
Prepaid expenses and other	22,582	12,381
Total current assets	932,572	760,459

Property and equipment, net	565,792	568,702
Timber deposits	13,503	14,901
Goodwill	55,433	55,433
Intangible assets, net	15,066	15,547
Deferred income taxes	9,064	8,840
Other assets	15,763	15,315
Total assets	$1,607,193	$1,439,197

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data)

	December 31
	2017	2016
LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$233,562	$194,010
Related parties	1,225	1,903
Accrued liabilities
Compensation and benefits	84,246	67,752
Interest payable	6,742	6,860
Other	55,786	42,339
Total current liabilities	381,561	312,864

Debt
Long-term debt	438,312	437,629

Other
Compensation and benefits	75,439	83,164
Deferred income taxes	16,454	6,339
Other long-term liabilities	20,878	19,197
	112,771	108,700

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 43,748 and 43,520 shares issued, respectively	437	435
Treasury stock, 5,167 shares at cost	(133,979)	(133,979)
Additional paid-in capital	523,550	515,410
Accumulated other comprehensive loss	(76,702)	(83,012)
Retained earnings	361,243	281,150
Total stockholders' equity	674,549	580,004
Total liabilities and stockholders' equity	$1,607,193	$1,439,197

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31
	2017	2016
Cash provided by (used for) operations
Net income	$82,957	$38,254
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	82,321	74,927
Stock-based compensation	9,730	8,177
Pension expense	1,464	6,240
Deferred income taxes	8,117	(7,823)
Change in fair value of interest rate swaps	(538)	(4,210)
Other	376	491
Loss on extinguishment of debt	—	14,304
Decrease (increase) in working capital, net of acquisitions
Receivables	(41,778)	(1,118)
Inventories	(43,222)	(30,757)
Prepaid expenses and other	(887)	(1,614)
Accounts payable and accrued liabilities	68,124	45,651
Pension contributions	(2,193)	(3,844)
Income taxes payable	(14,292)	6,385
Other	1,388	6,844
Net cash provided by operations	151,567	151,907

Cash provided by (used for) investment
Expenditures for property and equipment	(75,450)	(83,583)
Acquisitions of businesses and facilities	—	(215,900)
Proceeds from sales of assets and other	2,238	644
Net cash used for investment	(73,212)	(298,839)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	410,400	837,800
Payments of long-term debt, including revolving credit facility	(410,400)	(754,071)
Treasury stock purchased	—	(10,268)
Financing costs	(478)	(6,422)
Tax withholding payments on stock-based awards	(2,902)	(383)
Proceeds from exercise of stock options	1,144	—
Dividends paid on common stock	(2,701)	—
Other	(256)	(242)
Net cash provided by (used for) financing	(5,193)	66,414

Net increase (decrease) in cash and cash equivalents	73,162	(80,518)

Balance at beginning of the period	103,978	184,496

Balance at end of the period	$177,140	$103,978

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.

(a)
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps and loss on extinguishment of debt. The following table reconciles net income to EBITDA and Adjusted EBITDA for the three months ended December 31, 2017 and 2016, and September 30, 2017, and the years ended December 31, 2017 and 2016:

	Three Months Ended			Year Ended
	December 31		September 30, 2017	December 31
	2017	2016		2017	2016
	(in thousands)
Net income	$19,122	$4,095	$31,661	$82,957	$38,254
Interest expense	6,220	7,328	6,295	25,370	26,692
Interest income	(293)	(154)	(167)	(547)	(390)
Income tax provision (benefit)	(1,858)	(14,141)	18,276	34,631	5,047
Depreciation and amortization	21,748	19,598	19,686	80,379	72,847
EBITDA	44,939	16,726	75,751	222,790	142,450
Change in fair value of interest rate swaps	(1,000)	(4,975)	33	(538)	(4,210)
Loss on extinguishment of debt	—	4,779	—	—	14,304
Adjusted EBITDA	$43,939	$16,530	$75,784	$222,252	$152,544

The following table reconciles segment income and unallocated corporate costs to EBITDA and adjusted EBITDA for the three months ended December 31, 2017 and 2016, and September 30, 2017, and the years ended December 31, 2017 and 2016:

	Three Months Ended			Year Ended
	December 31		September 30, 2017	December 31
	2017	2016		2017	2016

	(in thousands)
Wood Products
Segment income (loss)	$6,819	$(7,829)	$24,027	$53,629	$25,929
Depreciation and amortization	17,363	15,493	15,337	63,115	57,521
EBITDA	$24,182	$7,664	$39,364	$116,744	$83,450

Building Materials Distribution
Segment income	$22,907	$15,454	$39,379	$116,760	$84,359
Depreciation and amortization	4,012	3,659	3,910	15,504	13,762
EBITDA	$26,919	$19,113	$43,289	$132,264	$98,121

Corporate
Unallocated corporate expenses	$(8,124)	$(10,626)	$(7,398)	$(29,236)	$(30,710)
Foreign currency exchange gain (loss)	589	(67)	90	720	119
Change in fair value of interest rate swaps	1,000	4,975	(33)	538	4,210
Loss on extinguishment of debt	—	(4,779)	—	—	(14,304)
Depreciation and amortization	373	446	439	1,760	1,564
EBITDA	(6,162)	(10,051)	(6,902)	(26,218)	(39,121)
Change in fair value of interest rate swaps	(1,000)	(4,975)	33	(538)	(4,210)
Loss on extinguishment of debt	—	4,779	—	—	14,304
Corporate adjusted EBITDA	$(7,162)	$(10,247)	$(6,869)	$(26,756)	$(29,027)

Total company adjusted EBITDA	$43,939	$16,530	$75,784	$222,252	$152,544